Exhibit 23.2

Consent Of Independent Registered Public Accounting Firm

The Board of Directors

Nicholas Financial, Inc.

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 333-143245 and 333-213117) of Nicholas Financial, Inc. of our report dated June 27, 2018, with respect to the consolidated financial statements of Nicholas Financial, Inc. and Subsidiaries as of and for the year ended March 31, 2018, which report appears in this Annual Report on Form 10-K for the year ended March 31, 2019.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia
June 28, 2019